Exhibit 5.1

November 15, 2017

Veritone, Inc.

575 Anton Blvd., Suite 900

Costa Mesa, California 92626

Ladies and Gentlemen:

We have acted as counsel to Veritone, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof, for the registration of 920,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share, which includes 120,000 shares subject to the underwriters’ option to purchase additional shares to cover over-allotments, if any. This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering such opinion, we have examined the Registration Statement, the Company’s Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and records of the corporate action of the Company relating to the Registration Statement and the authorization for issuance and sale of the Shares and matters in connection therewith. We have also made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we have also made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized by the Company and, when issued and paid for as contemplated by the form of underwriting agreement filed as an exhibit to the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP